UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 9, 2012
AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 SOUTH PRICE ROAD
CHANDLER, AZ 85286
(Address of Principal Executive Offices, including Zip Code)

(480) 821-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Attached hereto as Exhibit 99.1 and incorporated by reference herein is financial information for Amkor Technology, Inc. for the three months and year ended December 31, 2011 and forward-looking statements relating to the first quarter of 2012 as presented in a press release dated February 9, 2012. The information in this Form 8-K and the exhibit attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Exhibit 99.1 discloses return on invested capital (“ROIC”) for the year ended December 31, 2011 and free cash flow for the three months and year ended December 31, 2011. ROIC and free cash flow are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles. We define ROIC as net operating profit after tax divided by average invested capital (the sum of average debt plus average equity less average cash). We believe ROIC is relevant and useful information for our investors and management in evaluating whether our capital investments are generating stockholder value. We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. We believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, these measures should be considered in addition to, and not as a substitute for, or superior to other measures of financial performance prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The non-GAAP measures included in our press release have been reconciled to the nearest U.S. GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, the Compensation Committee of the Board of Directors approved the 2012 performance criteria for the payment of bonuses to our named executive officers under the 2007 Executive Incentive Bonus Plan (“Executive Bonus Plan”), a copy of which was previously filed with the Securities and Exchange Commission. The performance criteria are based on (i) gross margin and (ii) return on invested capital. Actual bonuses payable under the Executive Bonus Plan for 2012, if any, will depend on the extent to which our actual performance meets, exceeds or falls short of the performance criteria.

Item 8.01. Other Events.

At its recent meeting in February 2012, our Board of Directors authorized the repurchase of an additional $150 million of our common stock. The purchase of stock under this program may be made in the open market or through privately negotiated transactions. The timing, manner, price and amount of any repurchases will be determined at our discretion and will depend upon a variety of factors including economic and market conditions, price, applicable legal requirements and other factors. The stock repurchase program will be funded with available cash and may be suspended or discontinued at any time.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Text of Press Release dated February 9, 2012, which is furnished (not filed) herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.
By:	/s/ Joanne Solomon
Joanne Solomon
Executive Vice President and Chief Financial Officer

Date: February 9, 2012

EXHIBIT INDEX:

Exhibit	Description
99.1	Text of Press Release dated February 9, 2012